                                                                    Exhibit 12.1

                               Michael Foods, Inc.
                Computation of ratio of earnings to fixed charges
                              For the Periods Ended

                                                     Predecessor                                      2001 Predecessor
                            -----------------------------------------------------------   ---------------------------------------
                                                                               Nine         Three
                            Nine months     Nine months                       Months        Months      Years ended December 31,
                               ended           ended        Year ended         ended        ended     ---------------------------
                            September 30,   September 30,   December 31,   December 31,   March 31,
                                2003            2002           2002            2001         2001        2000      1999      1998
                            -------------   -------------   ------------   ------------   ---------   -------   -------   -------
Earnings:
   Income before
      income taxes and
      extraordinary items      $40,071         $33,001        $ 48,204        $21,815      $ 6,201    $73,600   $74,666   $69,417
Add:
   Fixed charges                40,434          41,791          56,573         46,045        3,692     15,315    14,514    13,355
   Amortization of
      capitalized interest         429             429             572            429          143        572       572       572
Subtract:
   Interest capitalized             --              --              --           (196)          --       (224)   (1,054)   (1,048)
                               -------         -------        --------        -------      -------    -------   -------   -------
   Adjusted Earnings            80,934          75,221         105,349         68,093       10,036     89,263    88,698    82,296
                               =======         =======        ========        =======      =======    =======   =======   =======
   Fixed Charges:
      Interest expensed
         and capitalized        35,840          37,840          50,955         42,531        3,292     13,715    12,972    11,638
      Interest portion
         of rentals              1,035           1,050           1,400          1,155          375      1,500     1,442     1,617
      Amortization of
         capitalized debt
         expense                 3,559           2,901           4,218          2,359           25        100       100       100
                               -------         -------        --------        -------      -------    -------   -------   -------
                                40,434          41,791          56,573         46,045        3,692     15,315    14,514    13,355
                               =======         =======        ========        =======      =======    =======   =======   =======
   Ratio of earnings
      to fixed charges            2.00            1.80            1.86           1.48         2.72       5.83      6.11      6.16
                               =======         =======        ========        =======      =======    =======   =======   =======